EXHIBIT 10.1
[THIS AGREEMENT IS SUBJECT TO ARBITRATION]
EMPLOYMENT, CONFIDENTIALITY, AND NON-COMPETITION AGREEMENT
This “Agreement” is between the “Company,” Interphase Corporation, and Yoram Solomon, “Executive.” The Company is organized under the laws of the State of Texas. Its principal place of business is located at 2901 North Dallas Parkway, Suite 200, Plano, TX 75093. The effective date of this Agreement is November 17, 2008 (“Effective Date”).
Background Statement
The Company enables rapid platform design and integration for the global voice and data communications markets through custom and off-the-shelf communications equipment, embedded software development suites, and systems integration and consulting services for telecom and enterprise networks. Executive desires to be employed or continue to be employed by the Company. The Company desires to employ Executive, provided that as an express, prior condition of such employment, Executive enters into this Agreement with the Company.
This Agreement sets forth the terms of Executive’s employment. The parties agree that this Agreement is supported by valuable consideration, that mutual promises and obligations have been undertaken by the parties to it, and that the agreement is entered into voluntarily by the parties.
Statement of Agreement
1.	Duties. Executive shall devote Executive’s best efforts to the business of the Company. Executive shall perform such duties and responsibilities customary to the position of Vice President of Corporate Strategy & Business Development including those described on Exhibit A to this Agreement. Executive shall also perform those duties assigned by the Company from time to time.

2.	Terms. The “initial term” of employment under this Agreement shall terminate six (6) months after the date of this Agreement. The initial term of this Agreement shall automatically renew for successive six (6) month periods, referred to as “successor terms,” unless either party gives thirty (30) days written notice of its intention not to renew prior to the expiration of the initial or any successor term or Executive is terminated for cause.

3.	Terminable For Cause or on Account of Death or Disability. This Agreement may be terminated by the Company prior to the expiration of the initial term or any successor term as follows:
(a)	Due to the death of Executive;

(b)	Due to a physical or mental disability which prevents Executive from performing the essential functions of his full duties for a period of ninety (90) consecutive days during the term of this Agreement, as determined in good faith by a physician reasonably acceptable to the Company; or,

(c)	For Cause, which is (i) fraud, misappropriation, embezzlement, dishonesty, or other act of material misconduct against the Company or any affiliate of the Company; (ii) failure to perform specific and lawful directives of Executive’s superiors; (iii) violation of any rules or regulations of any governmental or regulatory body, which is materially injurious to the financial condition of the Company; (iv) conviction of or plea of guilty or nolo contendere to a felony; (v) violation of the provisions of Paragraphs 8, 9, 10, 11, 13, or 16; or, (vi) substantial failure to perform the duties and responsibilities of Executive under this Agreement.
In the event of termination under this Paragraph 3, Executive shall be entitled only to Executive’s base salary earned through the date of termination paid in accordance with the Company’s normal payroll practices. No accrued but unpaid bonuses or commissions shall be due to Executive.

4.	Termination Without Cause or Nonrenewal. In the event (i) the Company gives Executive thirty (30) days written notice of its intention not renew a term of this Agreement pursuant to the provisions of Paragraph 2 and at the time the term of this Agreement expires as a result of such notice, the Executive is willing and able to execute a new agreement containing terms and conditions substantially similar to those in this Agreement and to continue to provide services to the Company substantially similar to the services provided at the time the term expires, or (ii) Executive is terminated during a term of this Agreement without Cause, the Executive shall receive: (A) the balance of base salary due under this Agreement for the balance of its term on the regular pay dates of the Company (the “Remaining Term Payments”) and thereafter, (B) subject to the Executive’s execution of a general release of claims and covenant not to sue in a form acceptable to the Company (the “Release”), severance pay based on Executive’s monthly base salary at the time of termination in an amount equal to (x) three (3) months of such monthly base salary if Executive’s termination of employment with the Company occurs during the first year of his employment under this Agreement or (y) six (6) months of such monthly base salary if Executive’s termination of employment with the Company occurs after the first anniversary of Executive’s employment commencement date with the Company under this Agreement, payable, in each case, in bi-monthly or bi-weekly installments in accordance with the Company’s normal payroll practices (the “Severance Benefits”). The Company shall begin payment of the Severance Benefits on the first regularly scheduled payroll date of the Company occurring after completion of the Remaining Term Payments, if any; provided Executive has executed and delivered the Release to the Company prior to such date (and not revoked the Release during the applicable revocation period). Notwithstanding any provision in the preceding sentence to the contrary, if the Severance Benefits would be considered “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the payment of Severance Benefits shall commence on the first regularly scheduled payroll date of the Company following the later of (i) sixty (60) days following Executive’s date of termination or (ii) completion of the Remaining Term Payments; provided Executive has executed and delivered the Release to the Company prior to such date (and not revoked the Release during the applicable revocation period). The form of the Release will be provided to the Executive not later than five (5) days following Executive’s date of termination. No accrued but unpaid bonuses or commissions shall be due to Executive under this Paragraph 4. No other severance payment or benefits shall be due Executive other than those provided for under this Agreement. Notwithstanding anything stated herein to the contrary, in the event Executive becomes employed during the period in which the Executive is eligible to receive post-employment payments under this Paragraph 4, Executive shall notify the Company of such employment within ten (10) days following the employment commencement date and any amounts received by Executive in the form of compensation, salary, or other payments shall be offset or shall reduce any Severance Benefits or other amounts or liability owed by the Company to the Executive under this Paragraph 4.

5.	Compensation. Employer shall pay and provide benefits to Executive according to the provisions of Executive’s compensation plan described in the attached Exhibit B. Executive’s compensation plan shall be reviewed on a periodic basis. The Company reserves the right, and Executive hereby authorizes Company, to make deductions from Executive’s pay or bonuses to satisfy any outstanding obligations of Executive to the Company. The Company may offset against the final payment of wages or bonuses owed to Executive any amounts due the Company from Executive.

6.	Changes in Position, Location, or Compensation. If the Company transfers, promotes, or reassigns Executive to another position or geographic area, or both parties agree to a change in compensation or benefits during a term of this Agreement or upon the renewal of a term of this Agreement, an updated employment agreement may be substituted by agreement of the parties but is not required. Mutually-agreeable changes in compensation or benefits shall be effected by amendment to and incorporation of a modified Exhibit B, initialed by the parties or their authorized representative. All provisions, promises, terms or conditions not modified by an amendment of Exhibits A — C shall remain in effect and shall not be deemed revoked or modified beyond the changes set forth in one or more amended Exhibits. Notwithstanding the preceding, any changes or amendments to this Agreement shall be consistent with the provisions of Sections 20 and 21 hereof.

7.	Executive Representation/Warranty. Executive represents that Executive is not a party to any agreement with a third party, or limited by a court order, containing a non-competition provision or other restriction which would preclude Executive’s employment with Company or any of the services which Executive will provide on the Company’s behalf.

8.	Duty of Loyalty. Executive acknowledges the common law duties of reasonable care, loyalty, and honesty which arise out of the principal/agent relationship of the parties. While employed and thereafter for whatever term the law may impose, Executive shall not engage in any activity to the detriment of the Company. By way of illustration and not as a limitation, Executive shall not discuss with any customer or potential customer of the Company any plans by Executive or any other Executives of the Company to leave the employment of the Company and compete with the Company.

9.	Company Documents. Executive agrees and acknowledges that Executive holds as the Company’s property all memoranda, books, papers, letters, and other data, including duplicates, relating to the Company’s business and affairs (“Company Documents”). This includes Company Documents created or used by Executive or otherwise coming into Executive’s possession in connection with the performance of Executive’s job duties. All Company Documents in the possession, custody, or control of Executive shall be returned to the Company at the time of termination of employment.
Confidential Information and Non-Competition
10.	In exchange for the mutual promises and obligations contained in this Agreement, and contemporaneous with its execution or soon thereafter, Employer promises to deliver to Executive or permit Executive to acquire, be exposed to, and/or have access to material, data, and information of the Company and/or its customers or clients that is confidential, proprietary and/or a trade secret (“Confidential Information”). At all times, both during and after the termination of employment, the Executive shall keep and retain in confidence and shall not disclose, except as required in the course of the Executive’s employment with the Company, to any person, firm or corporation, or use for the Executive’s own purposes, any Confidential Information. For the purposes of this paragraph, such information shall include, but is not limited to:
1.	The Company’s standard operating procedures, processes, formulae, know-how, scientific, technical, or product information, whether patentable or not, which is of value to the Company and not generally known by the Company’s competitors;

2.	All confidential information obtained from third parties and customers concerning their products, business, or equipment specifications;

3.	Confidential business information of the Company, including, but not limited to, marketing and business plans, strategies, projections, business opportunities, client identities or lists, sales and cost information, internal financial statements or reports, profit, loss, or margin information, customer price information; and,

4.	Other information designated by the Company or deemed by law to be confidential information.

11.	Non-Competition. In consideration of the mutual promises contained in this Agreement, the sufficiency of which is acknowledged by the parties, Executive agrees that during the term of his employment and for a period of twelve (12) calendar months after termination of employment from the Company (whether voluntary or involuntary), Executive shall not, directly or indirectly, either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant or otherwise:
1.	Become associated or affiliated with, employed by, or financially interested in any business operation which competes in the business currently engaged in by Company. (The phrase “business currently engaged in by the Company” includes, but is not limited to, the type of activities in which the Company was engaged during Executive’s tenure, such as designs and delivers high performance connectivity adapters for computer and telecommunication networks.)

2.	Solicit or attempt to solicit the business or patronage of any person, firm, corporation, partnership, association, department of government or other entity with whom the Company has had any contact during a period of twelve (12) calendar months preceding the date of this Agreement (“Customers”), or otherwise induce such Customers to reduce, terminate, restrict or otherwise alter business relationships with the Company in any fashion; or,

3.	In any way solicit or attempt to solicit the business or patronage of any Customers.

4.	The parties intend the above restrictions on competition to be completely severable and independent, and any invalidity or unenforceability of any one or more such restrictions shall not render invalid or unenforceable any one or more restrictions.

12.	Limitations on Scope. In recognition of the broad geographic scope of the Company’s business and the ease of competing with the Company in any part of the United States, the restrictions on competition set forth herein are intended to cover the following geographic areas:
1.	The geographic territory identified on the attached Exhibit C;

2.	The cities containing a facility or operation owned or managed by the Company; and,

3.	A fifty (50) mile radius outside the boundary limits of each such city.
The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area shall not render this Agreement unenforceable as applied to any one or more of the other areas.

13.	Non-Solicitation of Employees. During employment and for a period of twelve (12) months after termination, Executive agrees not to hire, employ, solicit, divert, recruit, or attempt to induce, directly or indirectly, any existing or future employee of the Company to leave their position with the Company or to become associated with a competing business.
Remedies for Breach
14.	Company’s Right to Obtain an Injunction. Executive acknowledges that the Company will have no adequate means of protecting its rights under Paragraphs 10, 11, 12, or 13 of this Agreement other than be securing an injunction (a court order prohibiting the Executive from violating the Agreement). Accordingly, the Executive agrees that the Company is entitled to enforce this Agreement by obtaining a temporary, preliminary, and permanent injunction and any other appropriate equitable relief. Executive acknowledges that the Company’s recovery of damages will not be an adequate means to redress a breach of this Agreement. Nothing contained in this paragraph, however, shall prohibit the Company from pursuing any remedies in addition to injunctive relief, including recovery of damages. Executive expressly acknowledges that the Company has sole discretion regarding whether to seek a remedy for breaches of Paragraphs 10, 11, 12, or 13 in a court of competent jurisdiction or by arbitration procedures outlined in paragraph 15.

15.	Arbitration. Executive and the Company agree that any unresolved dispute or controversy involving a claim for monetary damages and/or declaratory or injunctive relief arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in Dallas, Texas, according to the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company. Notwithstanding the foregoing, nothing in this Paragraph is intended to subject a claim by either party arising under Paragraphs 10, 11, 12, or 13 to mandatory arbitration. Any claim arising under Paragraphs 10, 11, 12, or 13 shall be litigated in the courts of the relevant jurisdiction and venue.

Inventions and Discoveries
16.	Discoveries, Inventions, & Copyrights. Executive shall disclose promptly to the Company any and all conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by the Executive, solely or jointly, during Executive’s term of employment and which pertain to the business activities of the Company. Executive hereby assigns and agrees to assign all his interest therein to the Company or to its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments, or other instruments which the Company shall deem necessary to apply for and obtain Letters of Patent of the United States or any foreign country or to otherwise protect the Company’s interest therein. Notwithstanding anything contained herein to the contrary, nothing in this Paragraph 16 is intended to divest, transfer, abrogate or otherwise relinquish any right, title, or interest of Executive in any patent related to image processing for video conferencing that shall be filed with the U.S. Patent and Trademark Office or any foreign country by Executive during the six month period following the Effective Date of this Agreement and which is unrelated to business of the Company and does not result from any work performed by Executive for the Company.
General Provisions
17.	Condition to Seeking Subsequent Employment. Executive agrees to show a copy of this Agreement to any Competitor with whom Executive interviews during the Executive’s employment with the Company or with whom the Executive interviews within twelve (12) months following the effective date of the termination of the Executive’s employment with the Company.

18.	Attorneys’ Fees. If any party shall obtain a final judgment of a court of competent jurisdiction, subject to no further appeal, pursuant to which any other party shall be determined to have breached its obligations hereunder or made any misrepresentations, such prevailing party shall be entitled to recover, in addition to any award of damages, reasonable attorneys’ fees, costs, and expenses incurred by such party in obtaining such judgment.

19.	Non-Disparagement and Confidentiality. Except as may be required by law or as consented to in writing by an authorized officer or agent of the Company, Executive agrees not to make any statements whatsoever, directly or indirectly, written or oral, which could reasonably become public, which could be interpreted as embarrassing, disparaging, prejudicial, or in any way detrimental or inimical to the interests of the Company. Furthermore, Executive agrees to hold confidential and not to disclose, make public, or to communicate orally or in writing to any person or entity (other than Executive’s significant other and immediate family), directly or indirectly, the terms of this Agreement or any matters set forth herein, except only: (a) as may be compelled by court orders; (b) as may be necessary to enforce the terms of this Agreement; (c) to legal, accounting, and financial advisors; (d) as may be necessary in connection with the application for or obtaining loans or credit; (e) as may be necessary to comply with applicable laws and government regulations; or, (e) as may be necessary or desirable in obtaining future employment.

20.	Additional Termination Provisions.
(a)	Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to the Severance Benefits or any other amounts payable to Executive under this Agreement in connection with a termination of Executive’s employment that would be considered “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in no event shall a termination of employment be considered to have occurred under this Agreement unless such termination constitutes Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto (“Separation from Service”).

(b)	Section 409A Compliance. Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, the Severance Benefits payable to Executive pursuant to Section 4 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals). However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Code, and if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 20(b) shall be paid in a lump sum to Executive. The determination of whether the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

21.	Section 409A; Separate Payments. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall the Company be required to provide a tax gross-up payment to Executive or otherwise reimburse Executive with respect to Section 409A Penalties. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

22.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, its subsidiaries, affiliates, successors, and assigns.

23.	Nonwaiver. Any waiver by the Company of a breach of any provision of this Agreement must be in writing and signed by the Company to be effective. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver by the Company of any different or subsequent breach of this Agreement by Executive.

24.	Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without giving effect to the conflict of laws provisions thereof.

25.	Forum Selection Clause. Any and all causes of action for equitable relief relating to the enforcement of this Agreement and not otherwise subject to the mandatory arbitration provisions of Paragraph 15 may, in the Employer’s sole discretion, be brought in the United States District Court for the Northern District of Texas or the Dallas County District of the Texas State Courts. The parties agree that the provisions of this paragraph benefit both Employer and Executive. Any and all causes of action by and between Employer and Executive can be quickly and efficiently resolved in the agreed-upon forum, which will not unduly burden either Employer or Executive, and which will substantially aid Employer and Executive in providing the opportunity for uniform treatment with respect to any issues relating to the covenants contained in this Agreement.

26.	Entire Agreement; Amendment. This Agreement represents the entire agreement between the Company and the Executive with respect to the subject matter hereof, supersedes all prior agreements dealing with the same subject matter. This Agreement may be amended at any time by the mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the Company and Executive; provided that any such amendment shall be consistent with the provisions of Sections 20 and 21 hereof.

27.	Severability. The invalidity of any term or provision of this Agreement, including any term or provision of paragraphs 10, 11, 12, or 13 shall not invalidate or otherwise affect any other term or provision of this Agreement.

28.	This agreement shall be effective November 17, 2008.

Interphase Corporation
By:	/s/ Gregory B. Kalush
Gregory B. Kalush

Its: President and Chief Executive Officer

Executive
/s/ Yoram Solomon
Yoram Solomon

Exhibit A
Job Description

Job Title: VP, Corp Strategy & Business Development	Department: NEW
Reports To: President and CEO	FLSA Status: Exempt
Prepared By: D. Shute & G. Kalush	Approved By:
Prepared Date: August 15, 2008	Approved Date:
SUMMARY
The VP of Corporate Strategy & Business Development serves as the focal point for strategy formation for the company. This staff position reports to the CEO and provides creative insight to the CEO and Executive Team to complement the organization’s operational strength. In conjunction with the CEO and Executive Team, this position draws upon the deep technical strength of the candidate to define and shape the medium and long-term growth strategy of the company; it is also responsible for coordinating and pulling together the strategic plan (process), and for identifying and evaluating growth options including the assessment of potential joint ventures, potential M&A options, specific emerging technologies to invest in, and strategic products and services for the company to focus on.
The VP of Corporate Strategy & Business Development is a member of the Executive Team and provides innovative insight to the rest of the team in terms of possible strategic directions the company should investigate and pursue. This position has virtually no operational responsibilities; its focus is on inspiring creativity and a sustainable innovation culture within the company while providing imaginative (but well thought through) alternative business directions for the Company and it’s executives to consider. This position’s responsibilities play a key role in contributing to the company’s strategic direction, and are critical to the long-term profitable growth and overall success of the Company,
As a member of the Executive Team, the VP of Corporate Strategy & Business Development must embrace and promote the organization’s vision, goals, and values, and operate with a sense of unity and alignment with the CEO and the rest of the leadership team, which is deemed necessary to achieve superior business results within the Company.

ESSENTIAL DUTIES AND RESPONSIBILITIES
Key Accountabilities:
Strategic Direction Leadership:
•	Has the responsibility for providing leadership and guidance for the formation of the Company’s long term vision and direction.
•	Leads the company’s assessment of emerging technologies and recommends Interphase’s positioning to take maximum advantage of our company’s core competencies, skills and market position.
•	Provides a strong perspective on future strategic direction for the company and recommends potential new markets and/or products and services to the CEO and Executive Team.
•	Identifies, analyzes, and recommends potential acquisitions, strategic alliances, joint ventures, licensing agreements, divestitures to the CEO and eventually the rest of the Executive Team and serves as the internal champion once those recommendations are accepted toward the realization of strategic goals.
•	Confers with CEO to discuss required changes in market direction, product portfolio, resources/skills, processes, strategies or goals as a result of current or future customer trends and/or market conditions.
Market & Customer Intelligence:
•	Collaborates with diverse internal and external stakeholders to create a market perspective, and gathers market intelligence. Develops strategies regarding new business development initiatives and provides compelling insights and perspectives to our Executive Team to help them prioritize the most viable opportunities in order to help steer the company in the right direction.
•	Engages customers, partners, vendors, investment banking community leaders, standards committees, industry analysts, potential M&A targets, etc., to develop sources of information and analysis and determine viable future directions that Interphase should consider, potential investments Interphase should consider, and make those recommendations to the CEO and Executive Team, and assist the CEO in these discussions with the Board of Directors.
Joint Development, Partnerships, and M&A Activity:
•	Evaluates new technology directions and business development opportunities such as strategic partnerships, joint development, outsourcing, and mergers & acquisitions of outside capability to improve time to market, advance the company’s market position, and ensure its ability to achieve its current and future business plan objectives. Proactively evaluates these potential options and makes recommendations to the CEO.

•	Provides a financial evaluation of strategic and investment options.
•	Once an idea is agreed upon amongst the CEO and Executive Team, this position serves as an internal “champion” to help drive the idea (whether an M&A, strategic partnership, joint development, divestitures or outsourcing proposal) from initial idea through successful completion. This may include coordinating activities around valuation work, organizing due diligence and management meetings, and act as an advisor /partner to Executive Team and the CEO throughout the process.

Strategic Planning Process:
•	Working in partnership with the CEO and Executive Team, owns the end-to-end strategic planning process and provides functional excellence in strategic planning to the organization. Acts as a key partner to the business in developing the annual Business Strategic Review, which is a five year plan dimensioning the strategic priorities for the organization.
•	Implements a methodology and process for formulating vision and strategy and ensuring a continuous cycle of update into the future year. Acts as an active guide in the strategic technology vision and business direction (i.e. selection of strategic markets) for the organization.
•	Maintains significant interaction with customers, suppliers, marketing and engineering/development teams to effectively evaluate future programs under consideration; and advises the CEO, the Executive Team, and other internal team members on these matters.
Strategy Spokesperson:
•	Actively speaks at, presents, and/or participates in customer presentations, “world tours”, and trade show activities as appropriate.
•	Presents at Board Meetings as requested or required.
Other duties may be assigned. Management reserves the right to change these duties at any time.
SUPERVISORY RESPONSIBILITIES
The VP of Corporate Strategy & Business Development has no direct reports.
QUALIFICATIONS
To perform this job successfully, an individual must be able to perform each essential duty satisfactorily. The requirements listed below are representative of the knowledge, skill, and/or ability required. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.
EDUCATION and/or EXPERIENCE
Bachelor’s degree in Engineering (BSEE) or very strong technical background is required. An MBA is preferred.
Prefer ten (10+) years in a corporate business development setting, doing business strategy development. Management / marketing strategy consultancy experience for technology companies is highly preferred.
Strong communications industry experience is required; an emphasis in data, voice and video communications technologies is desired. Possess a strong understanding of convergent & telecommunications business models and competitive landscape.

Ideally, five plus (5+) years of background functioning as the senior leader of business development, corporate strategy, or CTO of a Company, major operating group or subsidiary with accountability for setting the company’s strategic vision.
Legal and financial acumen is preferred.
Must be an enthusiastic, ethical, persuasive leader who commands respect by word and deed. Must be a team player who thrives in a fast-paced environment.
A broad understanding of computer/communications-related technologies.
Extremely capable VP of Corporate Strategy & Business Development who can truly operate as an influential member of the CEO’s Staff while making “value-added” contributions in throughout the organization. Building solid working relationships with Executive Officers and the Company’s Board of Directors will also be imperative to the overall execution of the VP of Corporate Strategy & Business Development’s responsibilities.
Must possess a balanced business background encompassing more than strictly technical skills; equally important, will be the ability to aggressively contribute to the company’s long-term and short-term strategic vision. This position functions as a major contributor in support of the Company’s growth strategy, new products, and services is a high priority, as is the need to become the CEO’s confidant and “business partner”.
Must possess leadership qualities and be able to work well with the rest of the Executive Team. The right candidate will inspire and motivate the organization toward creativity and innovativeness, in accepting the adopted strategic direction, and in assisting the Executive Team in communicating to the organization what we are trying to accomplish and why. Leadership skills also include the ability to collaborate and partner well with others, and to develop and communicate vision and business strategies. Must have extensive knowledge of market and emerging technologies.
COMMUNICATION AND LANGUAGE SKILLS
Must communicate effectively, concisely, and accurately with integrity and consistent to our Corporate Values, having the ability to decipher and understand technically complex customer and market requirements, analyze and interpret complex scientific and technical journals and documentation, financial reports, and legal documents and be able to explain them accurately. Must be a strong influencer with strong collaboration and negotiation skills. Must possess the ability to respond to inquiries or complaints from customers, partners, regulatory agencies, members of the business community, Board members, or employees that are from the simple to the complex in nature. Must possess the ability to effectively and concisely express key relevant information in written form, whether writing speeches, or articles for publication that conform to prescribed style and format. Must have the ability to present ideas effectively to customers, the Executive Team, the Board of Directors, our employees, and external constituencies such as legal counsel, public audit firm, conference participants, public groups, and/or the media. Multi-lingual ability (French, English) is desirable.

REASONING ABILITY
Excellent ability to read and understand very complex and technical information and then apply that knowledge of information to the company’s own situation to develop strategies and solve problems. Must be able to pro-actively and effectively define problems, collect data, establish facts, make sound recommendations, draw valid conclusions, and solve complex problems daily. Ability to interpret an extensive variety of technical instructions or engineering schematics in mathematical or diagram form and deal with several abstract and concrete variables. Ability to make predictions with relative confidence by synthesizing customer information, market information, analyst projections, hypothetical models, company trends in performance, and make sound recommendations.
PHYSICAL DEMANDS
The physical demands described here are representative of those that must be met by an employee to successfully perform the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.
While performing the duties of this job, the employee is regularly required to speak and listen. The employee frequently is required to walk, sit, stand, and reach with hands and arms. International travel requires sitting for prolonged periods of time.
WORK ENVIRONMENT
The work environment characteristics described here are representative of those an employee encounters while performing the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.
Normal office and engineering lab environment. Regular domestic and international travel required (up to 35%).
Initials:

Exhibit A

Exhibit B
Compensation
Base Salary. $7,115.39 per pay period ($185,000/year on an annual basis), of which there are 26 in each calendar year, less deductions as may be required by law or authorized by Executive.
Annual Bonus. During the term of this Agreement, Executive will be eligible for an annual bonus under the Company’s Executive Bonus Plan, as determined by the Company’s Board of Directors (the “Board”) in its sole discretion (collectively, “Annual Bonus”). The opportunity to earn an Annual Bonus and the amount of the Annual Bonus will be determined in accordance with criteria (“Bonus Criteria”) established by the Board. For FY 2009, Executive will be eligible to earn a bonus of $40,000, based on Bonus Criteria established by the Board for FY 2009. Executive must continue to be employed by the Company through the payment date of any such Annual Bonus as a condition to receiving the bonus.
Equity. The Company shall, according to the Company’s Long-Term Stock Incentive Plan and with the approval of the CEO and the Compensation Committee of the Board of Directors, grant to Executive 20,000 shares of restricted stock of the Company. Executive’s right, title, and interest to any stock conferred under the Employment Agreement shall be controlled and governed by terms and conditions of the Company’s Long-Term Stock Incentive Plan. The per share price will be determined as of the close of NASDAQ trading on Executive’s first day of employment.
Executive Benefit Plans. Based on the plans maintained by the Company from time to time during the term of this Agreement for its similarly situated executives, and subject to change at any time, the Executive will be provided with a comprehensive and competitive benefits package including medical, dental, vision, life, AD&D, STD, and LTD, all effective on the Executive’s first day of employment. Executive will be eligible to participate in the Company’s 401(k) plan with discretionary matching contribution after completing 60 days of employment. The Executive shall be eligible to participate in such benefit plans, according to the terms and conditions of those plans. Executive will pay same amount as all other Executive and non-Executive employees for health premiums.
Severance Pay. Eligible for 3 months of base salary if terminated anytime within first year of employment; and 6 months of base salary if terminated anytime after first anniversary of employment, subject to terms and conditions of this Agreement. Please refer to Paragraph 4, “Termination Without Cause or Nonrenewal” on page 2 of this Agreement.
Executive Disability Plan. The Executive is eligible to apply for a voluntary Executive Disability Plan. If approved by the carrier for coverage, the premiums will be paid for by the Executive.

Vacation and Leave. Executive shall be entitled to three (3) weeks of vacation per year, accrued monthly, and six (6) sick days per year, and any other paid leave benefits provided for in the Company’s Policy Guide.
Cell Phone & Computer. Executive will be furnished with a laptop and cell phone/PDA for business purposes.
Office Furnishings. The Company agrees to provide office space and furnishings to Executive commensurate with the Company’s decor and culture.
Initials:

Exhibit B

Exhibit C
Designated Cities — Per Paragraph 11a of Employment, Confidentiality,
and Non-Compete Agreement.
The Continental United States
Initials:

Exhibit C